Exhibit 10.1

SELLAS LIFE SCIENCES GROUP, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of January 11, 2018 and made effective on December 30, 2017 (the “Effective Date”) by and between SELLAS Life Sciences Group Inc., a Delaware corporation (the “Company”) with an address at 315 Madison Avenue, 4th Floor, New York, New York 10017 and JOHN BURNS (“Employee”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

R E C I T A L S

WHEREAS, the Company contemplates a merger which is expected to close on December 29, 2017 (the “Transaction”);

WHEREAS, the Company desires to employ Employee as its Vice President, Finance and Corporate Controller, and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Employee desires to accept such employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Contingent upon the closing of the Transaction, Employee will serve as Vice President, Finance and Corporate Controller of the Company. Employee will render such business and professional services in the performance of his duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to the Employee by the Company’s (interim) Chief Financial Officer (the “CFO”) or designee(s). The Company reserves the right to modify job titles and responsibilities at its sole discretion. The period of Employee’s at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b) Obligations. During the Employment Term, Employee will perform Employee’s duties faithfully and to the best of Employee’s ability and will devote Employee’s full business efforts and time to the Company. For the duration of the Employment Term, Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Company’s CFO or designee.

(c) Location. Employee’s principal place of employment during the Employment Term will be in the Company’s U.S. corporate offices currently located at 315 Madison Avenue, 4th Floor, New York, New York 10017. Notwithstanding the foregoing, Employee understands and agrees that Employee’s presence may be required at Company headquarters or other Company worksites, or Employee may be required to travel for business, in each case, in accordance with Employee’s duties and responsibilities, and as business needs require or may change over time and as reasonably requested by the CFO and Employee may be able to work remotely upon the CFO’s prior written consent.

2. At-Will Employment. The Parties agree that Employee’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice, for any reason or no reason. Employee understands and agrees that neither Employee’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Employee’s employment with the Company.

3. Compensation.

(a) Base Salary. During the Employment Term, the Company will pay Employee as compensation for Employee’s services a base salary at a rate of $235,000.00 annually (the “Base Salary”), less applicable taxes, withholdings, and deductions, and any other deductions that may be authorized by Employee, from time to time, in accordance with applicable federal, state and/or local law. For calendar years in which Employee is employed for less than the full year, the Base Salary shall be prorated and accrue on a per diem basis for only those days on which Employee was employed during such calendar year. The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). Employee’s Base Salary shall be modified from time to time at the discretion of senior management, the Board of Directors (the “Board”) or a duly constituted committee of the Board. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b) Bonus. Employee is eligible to earn an annual bonus equal to up to 30% of Employee’s Base Salary, less applicable withholdings. The amount of the bonus, if any, shall be determined in the sole discretion of the Board. The bonus, if any, will be paid by no later than March 15, 2019 and thereafter March 15th of each successive year. The bonus is earned upon payment.

(c) Stock Option. As soon as administratively possible following the adoption of the Company’s stock incentive plan by the Board, the Company will recommend to the Board that the Board grant to Employee an option to purchase shares of the Company’s common stock (“Option”) pursuant to and in accordance with the terms and conditions of said stock incentive plan. To be eligible, Employee must still be employed by the Company when the Board grants the

Option. It is intended that the Option shall, to the extent it so qualifies, be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations promulgated thereunder. The Option will be subject to the terms, definitions and provisions of the Company’s proposed stock plan (the “Option Plan”) and the stock option agreement by and between Employee and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

(i) Employee will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or a committee of the Board shall determine in its discretion whether Employee shall be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

4. Employee Benefits. During the Employment Term, Employee will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible spending account plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5. Paid Time Off. Employee will be eligible to accrue up to fifteen (15) paid vacation per calendar year (the equivalent of 120 hours), in accordance with the Company’s vacation policy, which shall be taken subject to the demands of the Company’s business and Employee’s obligations as an employee of the Company with a substantial degree of responsibility. In addition, on January 1st of each calendar year during the Employment Term, Employee shall receive five (5) paid sick days (the equivalent of 40 hours) and four (4) paid floating holidays for use during the calendar year.

Vacation days, sick days and floating holidays may be used during the calendar year in which they are earned and accrued, and all earned and accrued sick days and floating holidays that are not used within the calendar year in which they are earned and accrued will be forfeited without compensation, unless applicable federal, state or local law requires otherwise. Accrued but unused vacation days, sick days and floating holidays are forfeited upon termination from employment, except as prohibited by law. Except as set forth in this Agreement, all vacation days, sick days and floating holidays shall accrue and be used and compensated in accordance with the Company’s paid time office policy(ies) as in effect from time to time, unless applicable federal, state, or local law requires otherwise.

6. Business Expenses. During the Employment Term, the Company will reimburse Employee for reasonable and necessary business travel, entertainment or other business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Relocation and Housing Allowances. Employee is eligible for reimbursement for certain reasonable relocation expenses incurred and paid by Employee up to a maximum of $8,500.00 (“Relocation Expenses”). The Relocation Expenses are not earned until Employee has been continuously employed by the Company through the one-year anniversary of the Effective Date. Prior to earning the Relocation Expenses, the Company may pay Employee unearned advances upon Employee providing valid relocation expense receipts. Employee and Company agree that in the event Employee’s employment with the Company (i) is terminated by the Company without Cause or Employee resigns from employment for Good Reason, prior to the one-year anniversary of the Effective Date, Employee shall not responsible for the re-payment of the Relocation Expenses. However, if Employee’s employment with the Company is otherwise terminated with Cause or Employee resigns from employment for any other reason other than for Good Reason, Employee must repay all of the unearned advance payments of the Relocation Expenses within thirty (30) days of Employee’s effective date of termination. Additionally, commencing from the time of Employee’s move to New York, New York, Employee shall receive from the Company a temporary housing allowance in the amount of up to $4,000.00 per month, for temporary housing used by Employee and paid by Employee while employed by the Company and shall be paid for the initial three (3) months of Employee’s employment.

Employee will be required to provide receipts and documentation for Relocation Expenses and temporary housing expenses in accordance with the Company’s regular accounting policies. Employee shall not be reimbursed for personal meals during the period beginning with Employee’s first day of employment and ending when Employee has relocated Employee’s residence to New York, New York. Such allowances shall be payable together with and in the same manner as the Base Salary, less applicable taxes, withholdings, and deductions.

8. Termination; Resignation.

(a) Effectiveness. Notwithstanding any other provision of this Agreement, the Company may terminate Employee’s employment at any time for any reason or Employee may resign from Employee’s employment with the Company at any time for any reason. Employee may resign from Employee’s employment for any reason by giving the Company forty-five (45) days written notice to the Company (the “Notice of Termination”). Termination of the Employee by the Company or Employee’s resignation shall be effective on the date either Party gives notice to the other Party of such termination in accordance with this Agreement unless otherwise agreed by the Parties. A resignation that is accelerated by the Company shall continue to be construed as a resignation under this Agreement.

(b) Cooperation after Notice of Termination. Following any Notice of Termination by either Company or Employee, Employee, if requested by Company, shall reasonably cooperate with Company in all matters relating to the winding up of Employee’s pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of Company as may be reasonably designated by Company following the Notice of Termination. Employee shall not receive any additional compensation during the Employment Term, other than Employee’s Base Salary, for any services that Employee renders as provided in this Section 8(b).

For each day that Employee performs services under this Section 8(b) after the Employment Term, Employee shall be reimbursed for Employee’s reasonable out-of-pocket expenses and Company shall pay Employee a per diem cash amount at Employee’s Base Salary rate on the date of termination.

(c) Effect of Termination. In the case of the Company’s termination of Employee, or Employee’s resignation, Employee shall be entitled to receive: (i) Base Salary through the effective date of the termination or resignation, as applicable; (ii) reimbursement of all business expenses for which Employee is entitled to be reimbursed pursuant to Section 6 above, but for which Employee has not yet been reimbursed; (iii) the right to continue health care benefits under COBRA, at Employee’s cost, to the extent required and available by law; and (iv) no other severance or benefits of any kind, unless required by law or pursuant to any other written Company plans or policies, as then in effect.

(d) Severance. Commencing on the 18 month anniversary of the Effective Date of this Agreement, if Employee both (i) is terminated by the Company without Cause or Employee resigns from employment for Good Reason and (ii) complies with this Section 8(b) above, then, in addition to the Employee’s rights under Section 8(c) and subject to Section 25 below, Employee shall be entitled to receive continuing severance pay at a rate equal to one hundred percent (100%) of Employee’s Base Salary, as then in effect (less applicable withholding), for a period of nine (9) months from the effective date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices.

(e) Conditions Precedent. Any severance payments contemplated by Section 8(d) above are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the PIIA; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Section 8 or elsewhere in this Agreement. Any severance payments or other benefits under this Agreement that would be considered Deferred Compensation Separation Benefits (as defined in Section 25) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Employee’s separation from service, or, if later, such time as required by Section 25(b). Except as required by Section 25(b), any installment payments that would have been made to Employee during the sixty (60) day period immediately following Employee’s separation from service but for the preceding sentence will be paid to Employee on the sixtieth (60th) day following Employee’s separation from service and the remaining payments will be made as provided in this Agreement, unless subject to the 6-month payment delay described herein. Any severance payments under this Agreement that would not be considered Deferred Compensation Separation Benefits will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective and any installment payments that would have been made to Employee during the period prior to the date the Release becomes effective following Employee’s effective date of termination but for the preceding sentence will be paid to Employee on the first payroll date that occurs on or after the date the Release becomes effective. Notwithstanding the foregoing, this Section 8(c) shall not limit Employee’s ability to obtain expense reimbursements under Section 8 or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

(f) Definition. For purposes of this Agreement:

I. “Cause” shall mean: (i) Employee’s continued failure to substantially perform the material duties and obligations under this Agreement, which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) Employee’s failure or refusal to comply with the policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by Employee that benefits Employee at the expense of the Company; (iv) the Employee’s violation of a federal or state law or regulation applicable to the Company’s business; (v) the Employee’s violation of, or a plea of nolo contendre or guilty to, a felony under the laws of the United States or any state; or (vi) the Employee’s material breach of the terms of this Agreement or the PIAA (defined below).

II. “Good Reason” shall mean: Employee’s resignation shall exist if any of the following events occurs (i) substantial and material diminution of Employee’s duties or responsibilities, authorities, powers, or functions, (ii) material diminution of Employee’s base salary or overall compensation, or (iii) material breach of this Agreement, provided, however, that no action shall be considered Good Reason unless the Company has failed to cure such actions within 30 days of receiving written notice thereof, Employee has provided such notice within 30 days after first occurrence of the action alleged to be Good Reason, and the Employee has, by written notice to the Company, resigned within 30 days after the Company’s failure to cure such actions.

9. Contingent Matters. Employee’s employment is contingent upon certain criteria that need to be addressed prior to or immediately following Employee’s actual effective date employment. While some of these matters may have already been addressed, the contingency items include:

(a) Confirmation of Employee provided information regarding prior work history, education, personal and professional references.

(b) Completion of the Form I-9 and copies of all required documentation to be delivered on your actual effective date of employment.

(c) Completion of all necessary new employee hire documentation, including but not limited to employee application and appropriate wage tax forms (i.e., Form W-4).

(d) Compliance with requirements of the United States Citizenship and Immigration Services, the United States Department of Labor, and any other federal and other state governmental agency.

(e) Executing and delivering to the Company the signed Employee Confidential Information and Invention Assignment Agreement concerning, confidentiality, non-compete, and assignments of inventions (“PIIA”).

10. Resignation on Termination. On termination of Employee’s employment, regardless of the reason for such termination, Employee shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that he may hold in the Company or any affiliate, unless otherwise agreed in writing by the Parties.

11. Notification of New Employer. In the event that Employee leaves the employ of the Company, Employee grants consent to notification by the Company to Employee’s new employer about his rights and obligations under this Agreement and the PIIA.

12. Arbitration. IN CONSIDERATION OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EMPLOYEE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO EMPLOYEE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EMPLOYEE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), WHETHER BROUGHT ON AN INDIVIDUAL, GROUP, COLLECTIVE, OR CLASS BASIS, ARISING OUT OF, RELATING TO, OR RESULTING FROM EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIAL INFORMATION AGREEMENT.

13. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Employee upon Employee’s death and (b) any assignee or successor of the Company. Any such assignee or successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Employee’s right to compensation or other benefits will be null and void.

14. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

15. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

16. Integration. This Agreement, together with the Option Plan, Option Agreement and the PIIA represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

17. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18. Waiver. No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver. The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

19. Governing Law. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws/choice of laws provisions).

20. Conflict Waiver. Each of the Parties to this Agreement understands that Cooley LLP (“Cooley”), is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Employee could be construed to create a conflict of interest. By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date. Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Employee and the Company, Cooley would represent the Company. Employee represents and warrants that he has had the opportunity to seek independent counsel in his review of this and all related agreements and that he is not relying on Cooley for any legal, tax or other advice relating to such agreements.

21. Acknowledgment. Employee acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

23. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

24. Construction of Agreement. This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

25. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding Employee’s taxable year of Employee’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

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IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY” SELLAS LIFE SCIENCES GROUP, INC.

By:	/s/ Angelos M. Stergiou, MD
Name:	Angelos M. Stergiou, MD
Title:	President/CEO

Address: 315 Madison Avenue, 4th Floor New York, New York 10017 Attn: Chief Executive Officer Fax Number:

“EMPLOYEE”

/s/ John Burns
JOHN BURNS

Mailing Address:

Fax Number:

SELLAS LIFE SCIENCES GROUP, INC.

EMPLOYMENT AGREEMENT

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